Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 2nd Quarter Earnings

Ocean City, New Jersey – July 25, 2012 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,297,000, or $0.19 per diluted share, for the quarter ended June 30, 2012, as compared to $1,158,000, or $0.17 per diluted share, for the second quarter of 2011. Net income for the six months ended June 30, 2012 was $2,651,000, or $0.39 per diluted share, as compared to $$2,362,000, or $0.35 per diluted share, for the same period in 2011.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of twelve full-service banking offices in eastern New Jersey.

“Midway through the year, we are pleased with how we have fared in this uncertain economy,” said Steven E. Brady, President and CEO.   “Notwithstanding the challenging interest rate environment and the high level of cash we are currently carrying on our balance sheet, our net interest income and net income has improved over the comparable quarter of the prior year and has declined only slightly from the first quarter of 2012. Finding quality loans remains a challenge, but we have not strayed from our goal of being our area’s premier lender and are maintaining the liquidity that will enable us to fulfill that mission. We are also pleased with the success we have had this year in reducing non-performing assets. This quarter we reduced non-performing assets, which were already low by industry standards, by $1.4 million to just 0.52% of total assets.

Balance Sheet Review

Total assets grew $31.5 million, or 3.2%, to $1,026.3 million at June 30, 2012 from December 31, 2011. Loans receivable, net, decreased $25.9 million, or 3.6%, to $701.7 million at June 30, 2012 from $727.6 million at December 31, 2011. Investment and mortgage-backed securities increased $39.8 million, or 75.4%, to $92.5 million during the first half of 2012. Cash and cash equivalents increased $18.2 million, or 11.7%, to $173.9 million at June 30, 2012 from December 31, 2011. The decrease in total net loans resulted from loan originations and other advances totaling $82.8 million offset by payoffs and payments received of $107.8 million. The increase in investments and mortgage-backed securities resulted from new purchases of short duration agency investments of $61.0 million offset by normal repayments, calls and payoffs of $21.2 million. Cash and cash equivalents increase resulted from increased deposit activity and cash flow from loans offset by increased investment activity.

Deposits grew $29.9 million, or 4.0%, to $782.4 million at June 30, 2012 from December 31, 2011. The Company continued its focus on core deposits, which increased $36.3 million, or 7.1%, to $544.9 million. Certificates of deposit decreased $6.4 million, or 2.6%, to $237.5 million at June 30, 2012 compared to December 31, 2011. Total borrowings were unchanged at $125.5 million for the period ended June 30, 2012.

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During the quarter, the Company repurchased a total of 105,800 shares at a weighted average cost of $12.03.

Asset Quality

The provision for loan losses totaled $253,000 for the second quarter of 2012 compared to $128,000 for the second quarter of 2011 and $173,000 for the first quarter of 2012. The allowance for loan losses totaled $3.7 million, or 0.53% of total loans, at June 30, 2012 compared to $3.8 million, or 0.52% of total loans, at December 31, 2011. The Company experienced $490,000 in net charge-off activity for the first six months of 2012 as compared to $123,000 in net charge-off activity for the first six months of 2011.

Non-performing assets totaled $5.3 million, or 0.52% of total assets, at June 30, 2012, compared to $6.6 million, or 0.66% of total assets, at December 31, 2011. Non-performing assets consisted of sixteen residential mortgages totaling $3.0 million, four commercial mortgages totaling $1.4 million, four consumer equity loans totaling $283,000 and four real estate owned property totaling $572,000. Specific reserves recorded at June 30, 2012 were $391,000.

Income Statement Analysis

Net interest income increased $635,000, or 10.3%, to $6.8 million for the second quarter of 2012 compared to $6.2 million in the second quarter of 2011. Net interest margin decreased 7 basis points in the quarter ended June 30, 2012 to 3.42% versus 3.49% for the quarter ended June 30, 2011 and 11 basis points from 3.53% for the quarter ended March 31, 2012. The decrease in net interest income in the second quarter of 2012 compared to the second quarter of 2011 was the result of a decrease of 45 basis points in the average yield on interest-earning assets to 4.73% and an increase in average interest-bearing liabilities of $128.6 million offset by an increase in average interest-earning assets of $88.3 million and a decrease in the average cost of interest-bearing liabilities of 45 basis points to 1.26%.

Net interest income increased $1.5 million, or 12.7%, to $13.7 million for the first six months of 2012 compared to the same period in the prior year. A decrease in net interest margin of 1 basis point to 3.47% from 3.48% was the result of an increase in average interest bearing liabilities of $119.9 million and a decrease of 39 basis points in the average yield on earning assets to 4.83% offset by an increase in average interest-earning assets of $89.7 million and a decrease of 43 basis points in the average cost of interest bearing liabilities to 1.30%.

Other income increased $104,000 to $966,000 and $206,000 to $1.9 million, for the second quarter and first six months of 2012, respectively, compared to the same periods in 2011. The increase in other income resulted from increases in deposit account fees, cash surrender value of life insurance and debit card commissions over the prior period.

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Other expenses increased $581,000, or 12.1%, to $5.4 million for the second quarter of 2012, compared to $4.8 million for the second quarter of 2011. Other expenses increased $1.3 million, or 14.0%, to $10.8 million for the six months ended June 30, 2012 compared to $9.5 million for the six months ended June 30, 2011. Costs associated with two branch locations added with last year’s acquisition of Select Bank totaled $320,000 for the second quarter of 2012 and $650,000 for the first six months of 2012. Additionally, increases in salaries and benefits, occupancy and equipment and other expenses of $333,000 and $770,000 were offset by decreases in FDIC insurance and marketing expenses of $72,000 and $120,000 for the second quarter of 2012 and first six months of 2012, respectfully.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	June 30,	December 31,
	2012	2011	% Change
	(Dollars in thousands)

Total assets	$1,026,273	$994,730	3.2%
Cash and cash equivalents	173,861	155,653	11.7
Investment securities	92,486	52,732	75.4
Loans receivable, net	701,750	727,626	(3.6)
Deposits	782,351	752,455	4.0
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	105,607	104,680	0.9

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SELECTED OPERATING DATA (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Change	2012	2011	% Change
	(In thousands, except per share and per share amounts)

Interest and dividend income	$9,413	$9,167	2.7	$19,024	$18,205	4.5
Interest expense	2,616	3,005	(12.9)	5,341	6,068	(12.0)
Net interest income	6,797	6,162	10.3	13,683	12,137	12.7

Provision for loan losses	253	128	97.7	426	203	109.9

Net interest income after provision for loan losses	6,544	6,034	8.5	13,257	11,934	11.1

Other income	966	862	11.9	1,870	1,664	12.4
Other expense	5,391	4,810	12.1	10,792	9,466	14.0

Income before taxes	2,119	2,086	1.6	4,335	4,132	4.9
Provision for income taxes	822	928	(11.4)	1,684	1,770	(4.9)

Net Income	$1,297	$1,158	12.0	$2,651	$2,362	12.2

Earnings per share basic	$0.19	$0.17		$0.39	$0.35
Earnings per share diluted	$0.19	$0.17		$0.39	$0.35

Average shares outstanding basic	6,742,591	6,738,827		6,760,448	6,734,602
Average shares outstanding diluted	6,797,333	6,809,077		6,820,495	6,805,216

	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$709,651	4.92%	$661,680	5.22%
Investment securities	85,765	3.18%	45,409	4.74%

Interest-bearing deposits	703,547	0.63%	574,909	1.04%
Total borrowings	125,464	4.82%	125,464	4.82%

Interest rate spread		3.47%		3.47%
Net interest margin		3.42%		3.49%

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	Six Months Ended June 30, 2012		Six Months Ended June 30, 2011
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$714,266	4.97%	$659,842	5.21%
Investment securities	73,384	3.52%	38,073	5.36%

Interest-bearing deposits	694,447	0.67%	574,507	1.07%
Total borrowings	125,464	4.81%	125,464	4.80%

Interest rate spread		3.53%		3.48%
Net interest margin		3.47%		3.48%

ASSET QUALITY DATA (Unaudited)

	Six Months Ended June 30, 2012	Year Ended December 31, 2011
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,762	$3,988
Provision for loan losses	426	473

Charge-offs	(504)	(700)
Recoveries	14	1
Net charge-offs	(490)	(699)

Allowance at end of period	$3,698	$3,762

Allowance for loan losses as a percent of total loans	0.53%	0.52%
Allowance for loan losses as a percent of nonperforming loans	77.8%	58.0%

	At June 30, 2012	At December 31, 2011
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,039	$4,768
Real estate mortgage - commercial	1,429	392
Commercial business loans	─	318
Consumer loans	283	198
Total	4,751	5,676
Trouble debt restructurings - nonaccrual	─	805
Total nonaccrual loans	4,751	6,481
Real estate owned	572	98

Total nonperforming assets	$5,323	$6,579

Nonperforming loans as a percent of total loans	0.68%	0.89%
Nonperforming assets as a percent of total assets	0.52%	0.66%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Six Months Ended June 30,
	2012	2011
Selected Performance Ratios:
Return on average assets (1)	0.52%	0.54%
Return on average equity (1)	5.00%	4.62%
Interest rate spread (1)	3.53%	3.48%
Net interest margin (1)	3.47%	3.48%
Efficiency ratio	69.39%	68.59%

—(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q2 2012	Q1 2012	Q4 2011	Q3 2011	Q2 2011
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,797	$6,885	$6,987	$6,777	$6,163
Provision for loan losses	253	173	129	141	128
Net interest income after provision for loan losses	6,544	6,712	6,858	6,636	6,035
Other income	966	905	939	935	862
Other expense	5,391	5,401	5,389	5,521	4,810
Income before taxes	2,119	2,216	2,408	2,050	2,087
Provision for income taxes	822	862	927	835	929
Net income	$1,297	$1,354	$1,481	$1,215	$1,158

Share Data:
Earnings per share basic	$0.19	$0.20	$0.22	$0.18	$0.17
Earnings per share diluted	$0.19	$0.20	$0.22	$0.18	$0.17
Average shares outstanding basic	6,742,591	6,778,305	6,769,726	6,753,956	6,738,827
Average shares outstanding diluted	6,797,333	6,842,452	6,843,937	6,836,697	6,809,077
Total shares outstanding	7,185,843	7,291,643	7,291,643	7,291,643	7,296,780

Balance Sheet Data:
Total assets	$1,026,273	$1,002,690	$994,926	$1,021,625	$860,269
Investment securities	92,486	75,266	53,732	49,679	47,474
Loans receivable, net	701,750	714,993	727,887	743,945	662,841
Deposits	782,351	758,806	752,455	780,564	621,189
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	105,607	105,558	104,680	104,063	102,822

Asset Quality:
Non-performing assets	$5,323	$6,703	$6,579	$5,297	$6,033
Non-performing loans to total loans	0.68%	0.90%	0.89%	0.67%	0.90%
Non-performing assets to total assets	0.52%	0.67%	0.66%	0.52%	0.70%
Allowance for loan losses	$3,698	$3,895	$3,762	$4,119	$4,068
Allowance for loan losses to total loans	0.53%	0.54%	0.52%	0.55%	0.61%
Allowance for loan losses to non-performing loans	77.8%	60.3%	58.0%	82.6%	68.5%

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